Exhibit 99.2

PRESS RELEASE

Maiden Holdings Announces Closing of $150 Million 8.25% Non-Cumulative Perpetual Preferred Share Offering

HAMILTON, Bermuda, August 29, 2012 -- Maiden Holdings, Ltd. (Nasdaq: MHLD) today announced that it has closed its underwritten public offering of $150 million of its 8.25% Non-Cumulative Preferred Shares (the "Preferred Shares"), with a liquidation preference of $25.00 per share. The offering was priced on August 22, 2012.

Total net proceeds from the offering were approximately $145.0 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. As previously announced, Maiden expects to use the net proceeds from the offering for continued support and development of its reinsurance business and for other general corporate purposes, which may include repurchasing the Company’s outstanding common shares and repurchasing the Company's outstanding 14% 30-year trust preferred securities ("TRUPS") issued in January 2009. The Company presently has no plans to repurchase a portion of the outstanding TRUPS with these proceeds prior to January 20, 2014 and expects to invest such net proceeds in marketable fixed income securities and short term investments.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC acted as the Joint Book-Running Managers for the offering along with Senior Co-Manager Goldman, Sachs & Co. and Co-Managers FBR Capital Markets & Co., JMP Securities LLC, Keefe, Bruyette & Woods, Inc., and Sterne, Agee & Leach, Inc. The Preferred Shares may be offered only by means of a Prospectus Supplement and accompanying base Prospectus, copies of which may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, calling toll-free 1-800-326-5897 or e-mailing: cmclientsupport@wellsfargo.com, or by visiting the SEC website at www.sec.gov.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2012, Maiden had $3.8 billion in assets and shareholders' equity of $824.3 million.

Forward-Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

CONTACT:

Noah Fields, Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone: 441.298.4927

E-mail: nfields@maiden.bm